EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-102388) and related Prospectus and Prospectus Supplements in connection with Southern Union Company's concurrent offerings of 8,250,000 shares of Common Stock and $125,000,000 of Equity Units and to the incorporation by reference therein of our report dated March 14, 2003 with respect to the consolidated financial statements of Panhandle Eastern Pipe Line Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed as Exhibit No. 99.1 to this Current Report (Form 8-K).


ERNST & YOUNG LLP




Houston, Texas
May 29, 2003